SOUTHLAND FINANCIAL, INC.

                                  NEWS RELEASE

            Southland Financial, Inc. finalizes Agreement and Plan of Reorganization with fully reporting company, Cactus Multimedia I, Inc.

Sydney, Australia, and Miami, Florida, 4 April 2000, Southland Financial, Inc. (OTC BB Trading Symbol: SINC(E)) and Cactus Multimedia I, Inc, a reporting company under the Securities Act of 1934 announced today that they have entered into an Agreement and Plan of Reorganization (Plan).

Resulting from the Plan, the current shareholders of Cactus Multimedia I will become shareholders of Southland Financial. Shareholders of Southland Financial will retain their stock holdings. Pursuant to certain provisions of Section 12 of the Exchange Act, Southland Financial will elect to become the successor issuer. This will cause Southland Financial to become a fully reporting company and should thereby permit Southland Financial to remain on the OTC Bulletin Board. Combined financial statements of Southland Financial and Cactus Multimedia will be completed within 60 days from the date of the closing of the Plan and filing of the combined Company's 8-K. These financials will be attached to a supplemental Form 8-K filing.

President and Chairman of Southland Financial, Mr. David A. Turik stated, "At this stage of our corporate development, the board of Southland was certainly cognizant of the importance of our OTC Bulletin Board listing and that it was necessary to take all requisite measures toward making the Company fully reporting. Southland has entered into the Plan with Cactus Multimedia with the intention of becoming a fully reporting company in compliance with existing NASD and OTC requirements.

President of Cactus Multimedia I, RS Schmitt, stated, "We are pleased to enter into this agreement with Southland Financial, a company that we believe has considerable growth potential as a telecommunications provider in the Far East. The completion of this transaction should assist Southland in its future financing objectives, as well as provide value to the shareholders of Cactus Multimedia."

Southland Financial aims to be a major, high value network services provider through-out Greater China, South East Asia and Australasia.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1996. Forward-looking statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including but not limited to, product and services demand and acceptance, changes in technology and in economic, political and regulatory conditions and to all of the risks generally associated with a company at Southland's stage of development. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For further information visit Southland Financial's  website at: www.sincsfi.com





Contact:

Southland Financial, Inc.

Mr. David A. Turik, +61 410 59-8885

Cactus Multimedia I, Inc.

Mr. RS Schmitt, (305) 672-9200